Exhibit 99.1

           Mitek Systems Common Stock to Trade on OTC Bulletin Board

    POWAY, Calif., May 21 /PRNewswire-FirstCall/ -- Mitek Systems, Inc. (Nasdaq: MITK) today announced receipt of a notification from Nasdaq that following a hearing before a Nasdaq Listing Qualifications Panel on April 22, 2004, the common stock of Mitek will be delisted from the Nasdaq SmallCap Market effective with the open of business on Monday, May 24, 2004. The Nasdaq notice stated that the Panel's determination was based on Mitek's failure to satisfy the $2.5 million shareholders' equity requirement as of December 31, 2003.

    Nasdaq informed Mitek that its securities will be immediately eligible for quotation on the OTC Bulletin Board effective with the open of business on Monday, May 24, 2004. The OTC Bulletin Board symbol assigned to Mitek is MITK. No application is required to be filed for inclusion on the OTC Bulletin Board, provided a market maker enters a quote on the first day of eligibility. Nasdaq has included the delisting announcement on the "Daily List" which is available on www.OTCBB.com and to subscribers of www.Nasdaqtrader.com. Shareholders will be able to obtain quotes for Mitek's common stock at www.OTCBB.com or through their broker.

    Although Mitek plans to appeal the decision made by the Nasdaq Listing Qualifications Panel, the company's common stock will trade on the OTC Bulletin Board pending the outcome of the appeal. No assurance can be made that the appeal will be successful.

    "While we are disappointed with the outcome of the hearing, we believe Nasdaq's decision has no bearing on our ability to move forward with our business plan," said James DeBello, President and Chief Executive Officer of Mitek Systems, Inc. "Our recent non-binding letter of intent with the Laurus Funds, as mentioned in the May 18, 2004 press release, should help provide us with the access to capital we need to expand various sales and marketing initiatives at the Company. We remain upbeat about our future as we continue to develop new, value added products for our customers."


    About Mitek Systems

    Mitek Systems is a premier provider of imaging, item processing, and check fraud protection solutions for the banking industry and an established global supplier of embedded software recognition engines. Mitek develops recognition technology using advanced neural networking techniques and deploys this expertise in fraud prevention, check, financial document and forms processing applications. These applications automatically process over 8 billion documents per year for a variety of OEMs, reseller partners and end users.
For more information about Mitek Systems, contact us at 14145 Danielson Street, Suite B, Poway, CA 92064; 858-513-4600 or visit our Web site at www.miteksystems.com.


    Forward-Looking Statement Disclosure

    With the exception of historical matters, the matters discussed in this news release are forward-looking statements that involve risks and uncertainty. Forward-looking statements include, but are not limited to, statements relating to the delisting of the Company's stock from Nasdaq, closing of the Company's transaction with Laurus Funds, development and pace of sales of the Company's products, expected trends and growth in the Company's results of operations, projections concerning the Company's available cash flow and liquidity, anticipated penetration in new and existing markets for the Company's products and the size of such markets, anticipated acceptance of the Company's products by existing and new customers, the ability of the Company to achieve or sustain any growth in sales and revenue and the increase in sales representatives and other personnel. The Company's actual results could differ from such forward-looking statements. There can be no assurance that the Company will achieve the results set forth herein. Mitek and Mitek Systems are registered trademarks of Mitek Systems, Inc. All other product or company names may be trademarks or registered trademarks of their respective holders.


    For further information, please contact: James B. DeBello, President and CEO of Mitek Systems, Inc., +1-858-513-4600; or General Information, Laurie Berman of Financial Relations Board, +1-310-407-6546, for Mitek Systems, Inc.



SOURCE  Mitek Systems, Inc.
    -0-                             05/21/2004
    /CONTACT: James B. DeBello, President and CEO of Mitek Systems, Inc., +1-858-513-4600; or General Information, Laurie Berman of Financial Relations Board, +1-310-407-6546, for Mitek Systems, Inc./
    /Web site:  http://www.miteksys.com /
    (MITK)

CO:  Mitek Systems, Inc.
ST:  California
IN:  CPR STW FIN
SU: